Brookdale Reports March 2024 Occupancy

Nashville, Tenn., April 8, 2024 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for March 2024.



Brookdale's Consolidated Occupancy
Wtd. Avg.
1Q 2024 77.9%
4Q 2023 78.4%
3Q 2023 77.6%
2Q 2023 76.5%
1Q 2023 76.3%
4Q 2022 77.1%
3Q 2022 76.4%
2Q 2022 74.6%
1Q 2022 73.4%
80%
75%
70%
Mar 2023
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan 2024
Feb
Mar
Average for Month
Month end

	2023										2024		
Occupancy	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar
Wtd. avg.	76.1%	76.2%	76.6%	76.8%	77.1%	77.6%	78.2%	78.6%	78.4%	78.3%	78.0%	77.9%	77.9%
Month end	77.6%	77.6%	78.1%	78.2%	78.5%	79.3%	79.7%	79.5%	79.6%	79.3%	79.3%	79.2%	79.1%

March 2024 Observations:

- March's weighted average occupancy increased 180 basis points year-over-year to 77.9%, remaining flat sequentially to February's weighted average occupancy.
- March's increase over the prior year March reflected a continued monthly trend of accelerated year-over-year improvement in the first quarter, and represents the Company's twenty-ninth consecutive month of year-over-year weighted average occupancy growth.
- Demonstrating an improvement from normal pre-pandemic seasonality, first quarter 2024 weighted average occupancy decreased (50) basis points compared to the fourth quarter 2023.

About Brookdale Senior Living

Brookdale Senior Living Inc. is the nation's premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care, connection, and services in an environment that feels like home. The Company's expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, make new friends, and stay connected with loved ones. Brookdale, through its affiliates, operates and manages 652 communities in 41 states as of March 31, 2024, with the ability to serve approximately 59,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or YouTube.

Jessica Hazel, VP Investor Relations • 615-564-8104 • email: Jessica.hazel@brookdale.com